UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2017

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Lamb Weston Holdings, Inc.
(Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	1-37830 (Commission File Number)	61-1797411 (I.R.S. Employer Identification No.)
599 S. Rivershore Lane Eagle, Idaho (Address of principal executive offices)		83616 (Zip Code)

(208) 938-1047
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Change of Control Severance Plan

On March 22, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Lamb Weston Holdings, Inc. (the “Company”) approved the Lamb Weston Holdings, Inc. Executive Change of Control Severance Plan (the “Plan”) in order to provide certain benefits to executive officers of the Company in the event of a qualifying termination of employment in connection with a change of control transaction involving the Company.   The Committee will administer the Plan and designate the participants in the Plan.  On March 22, 2017, the Committee designated Thomas Werner, President and Chief Executive Officer, as a Tier I Participant in the Plan and certain other executive officers, including Robert McNutt, Senior Vice President and Chief Financial Officer, Micheline Carter, Senior Vice President and Chief Human Resources Officer, and Eryk Spytek, Senior Vice President, General Counsel and Corporate Secretary, as Tier II Participants in the Plan.  Timothy McLevish, Executive Chairman, will participate in the Plan only with respect to the equity award acceleration provisions described below.

A participant in the Plan will become eligible to receive benefits under the Plan if such participant (i) terminates his or her employment for good reason within 24 months following the effective date of a change of control of the Company or (ii) is terminated by the Company without cause (A) within the 24 months following a change of control or (B) in the six months prior to a change of control if such termination occurs (x) at the request of a third party who had taken steps reasonably calculated or intended to effect the change of control or (y) in connection with or in anticipation of the change of control.  A participant who terminates employment due to death or disability will not be eligible to receive benefits under the Plan unless a voluntary termination of employment by the participant immediately prior to the participant’s death or disability would have qualified as good reason.

If a participant experiences a qualifying termination (as described in the immediately preceding paragraph), the participant will be eligible to receive the following benefits, subject to the participant’s execution of an effective release of claims in favor of the Company and continued compliance with certain restrictive covenants:

▪	A lump sum cash severance payment equal to:
o

the sum of the participant’s (A) annual base salary, as in effect on the date of such participant’s termination of employment, or, if higher, as in effect immediately prior to the change of control, and (B) the greater of the participant’s (1) target bonus in the year of such termination or (2) the highest actual bonus paid in the three fiscal years preceding such termination, multiplied by

o	three (in the case of a Tier I Participant), two (in the case of Tier II Participant) or one (in the case of a Tier III Participant).
▪

A lump sum amount equal to the annual bonus the participant would have earned under the annual bonus plan for the plan year in which the participant’s termination of employment occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year and adjusted on a pro rata basis based on the number of months the participant was actually employed during such plan year.

▪

Provided that the participant timely and properly elects health continuation coverage under COBRA, a fully taxable payment equal to the difference between the monthly COBRA premium paid by the participant for the participant and his or her dependents and the monthly premium amount paid by similarly situated active executives of the Company, for a period of 36 months (in the case of a Tier I Participant), 24 months (in the case of Tier II Participant) or 12 months (in the case of a Tier III Participant).

▪

Full acceleration of the participant’s service-based equity awards that were outstanding on the date of the change of control, and acceleration of the participant’s performance-based equity awards that were outstanding on the date of the change of control based on the greater of (x) the target level of achievement of the applicable performance conditions or (y) the actual level of achievement of the applicable performance conditions as of the date of the qualifying termination, if reasonably measurable.  The

Committee also approved amendments to the forms of restricted stock unit agreements and stock option agreement for future awards under the Company’s 2016 Stock Plan to update the definitions of change of control and good reason in such agreements for consistency with the Plan.

As a condition to participation in the Plan, each participant will be bound by perpetual confidentiality and non-disparagement covenants and non-competition and non-solicitation covenants that apply during and for 12 months following the participant’s employment with the Company.

The Company has the right to amend or terminate the Plan at any time, but such amendment or termination will only be effective until twelve months after notice of such amendment or termination is provided to the participant, and if a change of control occurs during such twelve-month period, such amendment or termination shall not become effective.

The above descriptions of the Plan and forms of restricted stock unit and stock option agreements are qualified in their entirety by reference to the complete terms and conditions of the Plan and agreements, which we will file with our Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMB WESTON HOLDINGS, INC.

By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date:  March 27, 2017